Exhibit 99.1

NEWS RELEASE

HECLA REPORTS LABOR STRIKE AT LUCKY FRIDAY

FOR IMMEDIATE RELEASE

March 13, 2017

COEUR D’ALENE, IDAHO -- Hecla Mining Company (NYSE:HL) reported the United Steelworkers Union Local 5114 went on strike today at the Company’s Lucky Friday Mine, located in Mullan, Idaho.

“We are disappointed in USW Local 5114’s decision to walk out, because this decision benefits no one – not the workers, their families, the local communities or the Company,” said Phillips S. Baker, Jr., Hecla’s President and CEO. “Lucky Friday has been an important part of the local economy for nearly 75 years, providing jobs with an above-average wage plus benefits.”

Mr. Baker continued, “Our last, best and final offer provides competitive benefits but also provides the flexibility necessary to operate the mine successfully in a changing economic and regulatory environment. Since the Lucky Friday is our highest cost mine, the changes will allow costs to improve. While it is unfortunate Local 5114 has taken this action, we believe that with Hecla's cash flow, and strong treasury, the strike will not have a material impact on our financial position.”

ABOUT HECLA

Founded in 1891, Hecla Mining Company (NYSE:HL) is a leading low-cost U.S. silver producer with operating mines in Alaska, Idaho and Mexico, and is a growing gold producer with an operating mine in Quebec, Canada. The Company also has exploration and pre-development properties in seven world-class silver and gold mining districts in the U.S., Canada, and Mexico, and an exploration office and investments in early-stage silver exploration projects in Canada.

Cautionary Statements Regarding Forward Looking Statements

Statements made or information provided in this news release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and "forward-looking information" within the meaning of Canadian securities laws. Words such as “may”, “will”, “should”, “expects”, “intends”, “projects”, “believes”, “estimates”, “targets”, “anticipates” and similar expressions are used to identify these forward-looking statements. Such forward-looking statements or forward-looking information include statements or information regarding estimates of silver production for 2016 on a consolidated basis and at each of the Greens Creek, Lucky Friday and San Sebastian mines, annual gold production for 2016 at Casa Berardi, and fourth quarter 2016 production. The material factors or assumptions used to develop such forward-looking statements or forward-looking information include that the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated, to which the Company’s operations are subject.

Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, litigation, regulatory and environmental risks, operating risks, project development risks, political risks, labor issues, ability to raise financing and exploration risks and results. Refer to the Company's Form 10K and 10-Q reports for a more detailed discussion of factors that may impact expected future results. The Company undertakes no obligation and has no intention of updating forward-looking statements other than as may be required by law.

For further information, please contact:

Mike Westerlund

Vice President, Investor Relations

800-HECLA91 (800-432-5291)

Investor Relations

Email: hmc-info@hecla-mining.com

Website: www.hecla-mining.com